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                                   FORM 15

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
        Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                                                  Commission File Number: 0-1984

                      INSURANCE INVESTORS & HOLDING CO.
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            (Exact name of registrant as specified in its charter)

  2512 North Knoxville Avenue, Peoria, Illinois 61604-3622, (309) 685-7661
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Class A Common Stock, par value $1.00
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)  [X]                  Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                  Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date:
                                1,700 holders.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Insurance Investors & Holding Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 12, 1996           By:  /s/ FRANK J. WILKINS
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                                     Name and Title: Frank J. Wilkins, President